Exhibit 10.18

VERSARTIS, INC.

December 20, 2010

Jeffrey L. Cleland, Ph.D.

Dear Jeff:

Versartis, Inc. (the “Company”) is pleased to offer you employment on the following terms:

1. Position. Your title will be Chief Executive Officer, and you will report to the Company’s Board of Directors (the “Board”). This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company. However, it is agreed that your existing consulting agreement with Amunix is consistent with this Section 1, and your assignment as Chief Executive Officer of Diartis Pharmaceuticals is also consistent with this Section 1.

2. Cash Compensation. The Company will pay you a starting salary at the rate of $270,000 per year payable in accordance with the Company’s standard payroll schedule. This base salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. In addition, you will be eligible to be considered for an incentive bonus for each fiscal year of the Company. The bonus (if any) will be awarded based on objective or subjective criteria established by the Board. Your target bonus will be equal to 20 percent of your annual base salary. Any bonus for the fiscal year in which your employment begins will be prorated, based on the number of days you are employed by the Company during that fiscal year, based upon achievement of personal and corporate milestones approved each year. Any bonus for a fiscal year will be paid within 2 1⁄2 months after the close of that fiscal year, but only if you are still employed by the Company at the time of payment. The determinations of the Board with respect to your bonus will be final and binding.

3. Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.

4. Stock Options. Subject to the approval of the Board, the Company will grant you an option to purchase 1,222,222 shares of the Company’s Common Stock (the “Option”). The Option will be granted as soon as reasonably practicable after the date of this letter agreement. The exercise price per share of the Option will be equal to the fair market value per share of the Company’s Common Stock, as determined by the Board when the Option is granted. The term of the Option will be 10 years, subject to earlier expiration in the event of the termination of your employment. The grant of the Option will be subject to the terms and conditions set forth in the Versartis, Inc. 2009 Stock Plan and in the Company’s standard form of Stock Option Agreement. The Option will be immediately exercisable, but the purchased shares will be subject to repurchase by the Company at the exercise price or their fair market value (whichever is lower) in the event that your employment terminates before you vest in the shares. You will vest in the Option shares as follows:

(a) First Tranche. This Subsection (a) will apply to the first 861,111 Option shares (the “First Tranche”). You will vest in 25% of the First Tranche after the first 12 months of continuous service, commencing on January 11, 2009, and will vest in the balance of the First Tranche in equal monthly installments over the next three years of continuous service. The vested percentage of the First Tranche will be determined by adding 12 months to the actual period of service that you have completed with the Company if (i) the Company is subject to a Change in Control before your service with the Company terminates and (ii) the Company terminates your service without Cause.1

(b) Second Tranche. This Subsection (b) will apply to 194,444 Option shares (the “Second Tranche”). You will vest in the Second Tranche only if (i) the Second Closing Milestones, as defined in the Versartis, Inc. Series A Preferred Stock Purchase Agreement dated December 29, 2008 (the “Purchase Agreement”), are satisfied on or before June 30, 2010, and (ii) the “Second Closing,” as defined in the Purchase Agreement, has occurred. Provided that the requirements described in the preceding sentence have been met, you will vest in 25% of the Second Tranche after the first 12 months of continuous service, commencing on January 11, 2009, and will vest in the balance of the Second Tranche in equal monthly installments over the next 36 months of continuous service. The vested percentage of the Second Tranche will be determined by adding 12 months to the actual period of service that you have completed with the Company if (i) the Second Closing Milestones have been satisfied on or before June 30, 2010, (ii) the Second Closing has occurred, (iii) the Company is subject to a Change in Control before your service terminates and (iv) your service is terminated without Cause.

(c) Third Tranche. This Subsection (c) will apply to the remaining 166,667 Option shares (the “Third Tranche”). You will vest in the Third Tranche only if (i) the Third Closing Milestones, as defined in the Purchase Agreement, are satisfied on or before April 30, 2011, and (ii) the “Third Closing,” as defined in the Purchase Agreement, has occurred. Provided that the requirements described in the preceding sentence have been met, you will vest in 25% of the Third Tranche after the first 12 months of continuous service, commencing on January 11, 2009, and will vest in the balance of the Third Tranche in equal monthly installments over the next 36 months of continuous service. The vested percentage of the Third Tranche will be determined by adding 12 months to the actual period of service that you have completed with the Company if (i) the Third Closing Milestones have been satisfied on or before

[1]	Several capitalized terms are defined in Section 11

April 30, 2011, (ii) the Third Closing has occurred, (iii) the Company is subject to a Change in Control before your service terminates and (iv) your service is terminated without Cause.

For purposes of this Section 4, your service will include your services under the Consulting Agreement dated January 11, 2009, between you and the Company (the “Consulting Agreement”) and your employment pursuant to this letter agreement. The grant of the Option will be in lieu of the stock purchase described in Section 5 of the Consulting Agreement. The Board may freely assign the Company’s repurchase right in whole or in part.

5. Severance Benefits.

(a) General. If the Company terminates your employment for any reason other than Cause or Permanent Disability and a Separation occurs, then you will be entitled to the benefits described in this Section 5. However, this Section 5 will not apply unless you have: (i) have returned all Company property in your possession, (ii) have resigned as a member of the Boards of Directors of the Company and all of its subsidiaries, to the extent applicable, and (iii) have executed a general release of all claims that you may have against the Company or persons affiliated with the Company. The release must be in the form prescribed by the Company, without alterations. You must execute and return the release on or before the date specified by the Company in the prescribed form (the “Release Deadline”). The Release Deadline will in no event be later than 60 days after your Separation. If you fail to return the release on or before the Release Deadline, or if you revoke the release, then you will not be entitled to the benefits described in this Section 5.

(b) Salary Continuation. If the Company terminates your employment for any reason other than Cause or Permanent Disability and a Separation occurs, then the Company will continue to pay your base salary for a period of six months after your Separation. Your base salary will be paid at the rate in effect at the time of your Separation and in accordance with the Company’s standard payroll procedures. The salary continuation payments will commence within 30 days after the Release Deadline and, once they commence, will be retroactive to the date of your Separation. The salary continuation payments will end when you commence new employment or substantial self-employment.

(c) COBRA. If the Company terminates your employment for any reason other than Cause or Permanent Disability, a Separation occurs, and you elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following your Separation, then the Company will pay the same portion of your monthly premium under COBRA as it pays for active employees until the earliest of (i) the close of the six-month period following your Separation, (ii) the expiration of your continuation coverage under COBRA or (iii) the date when you commence new employment or substantial self-employment.

(d) Accelerated Vesting. If the Company terminates your employment for any reason other than Cause or Permanent Disability and a Separation occurs, and if vesting does not accelerate under Section 4, then the vested percentage of the shares subject to the Option will be determined by adding six months to the actual period of service that you have completed with the Company.

(e) Exercise of Option. If the Company terminates your employment for any reason other than Cause or Permanent Disability and a Separation occurs, you will have the opportunity to exercise the vested portion of your Option until the first anniversary of your termination.

6. Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

7. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

8. Tax Matters.

(a) Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b) Section 409A. For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each salary continuation payment under Section 5(b) is hereby designated as a separate payment. If the Company determines that you are a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of your Separation, then the salary continuation payments under Section 5(b), to the extent that they are subject to Section 409A of the Code, will commence during the seventh month after your Separation and the installments that otherwise would have been paid during the first six months after your Separation will be paid in a lump sum when the salary continuation payments commence.

(c) Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation.

9. Restrictions on Transfer. You shall not be permitted to transfer the Option, or any shares of Common Stock issued upon exercise of the Option, without the consent of Index Ventures IV (Jersey), L.P., its affiliates, or its representatives (the “Transfer Restriction”). The Transfer Restriction shall not apply to a transfer to any spouse or member of your immediate family, or to a custodian, trustee (including a trustee of a voting trust), executor or other fiduciary for the account of your spouse or members of your immediate family, or to a trust for yourself, or a charitable remainder trust. The Transfer Restriction shall terminate and be of no further force or effect upon (a) the consummation of the Company’s sale of its Common Stock or other securities pursuant to a registration statement under the Securities Act of 1933, as amended, or (b) a Change in Control.

10. Interpretation, Amendment and Enforcement. This letter agreement and Exhibit A constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in San Clara County, California, in connection with any Dispute or any claim related to any Dispute.

11. Definitions. The following terms have the meaning set forth below wherever they are used in this letter agreement:

“Cause” means (a) your unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (b) your material breach of any agreement between you and the Company, (c) your material failure to comply with the Company’s written policies or rules, (d) your conviction of, or your plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (e) your gross negligence or willful misconduct, (f) your continuing failure to perform assigned duties after receiving written notification of the failure from the Board or (g) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.

“Change in Control” means (a) the consummation of a merger or consolidation of the Company with or into another entity or (b) the dissolution, liquidation or winding up of the Company. The foregoing notwithstanding, a merger or consolidation of the Company does not constitute a “Change in Control” if immediately after the merger or consolidation a majority of the voting power of the capital stock of the continuing or surviving entity, or any direct or indirect parent corporation of the continuing or surviving entity, will be owned by the persons who were the Company’s stockholders immediately prior to the merger or consolidation in substantially the same proportions as their ownership of the voting power of the Company’s capital stock immediately prior to the merger or consolidation.

“Permanent Disability” means that you are unable to perform the essential functions of your position, with or without reasonable accommodation, for a period of at least 120 consecutive days because of a physical or mental impairment.

“Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.

* * * * *

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States.

Very truly yours,

VERSARTIS, INC.,

By:	/s/ M. De Boer

Title:	Chairman M. De Boer

I have read and accept this employment offer:

/s/ Jeffrey L. Cleland
Signature of Employee Dated: 20 Dec 2010

Attachment

Exhibit A: Proprietary Information and Inventions Agreement

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

The following confirms and memorializes an agreement that Versartis, Inc. (the “Company”) and I (Jeffrey L. Cleland) have had since the commencement of my employment (which term, for purposes of this agreement, shall be deemed to include any relationship of service to the Company that I may have had prior to actually becoming an employee) with the Company in any capacity and that is and has been a material part of the consideration for my employment by Company:

1. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict with this Agreement or my employment with Company. I will not violate any agreement with or rights of any third party or, except as expressly authorized by Company in writing hereafter, use or disclose my own or any third party’s confidential information or intellectual property when acting within the scope of my employment or otherwise on behalf of Company. Further, I have not retained anything containing any confidential information of a prior employer or other third party, whether or not created by me.

2. Company shall own all right, title and interest (including all intellectual property rights of any sort throughout the world) relating to any and all inventions, works of authorship, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by me in connection with my employment with Company to and only to the fullest extent allowed by California Labor Code Section 2870 (which is attached as Appendix A) (collectively “Inventions”) and I will promptly disclose all Inventions to Company. Without disclosing any third party confidential information, I will also disclose anything I believe is excluded by Section 2870 so that the Company can make an independent assessment. I hereby make all assignments necessary to accomplish the foregoing. I shall further assist Company, at Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned. I hereby irrevocably designate and appoint Company as my agent and attorney-in-fact, coupled with an interest and with full power of substitution, to act for and in my behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by me. If I wish to clarify anything created by me prior to my employment that relates to Company’s actual or proposed business, I have listed it on Appendix B in a manner that does not violate any third party rights or disclose any confidential information. Without limiting Section 1 or Company’s other rights and remedies, if; when acting within the scope of my employment or otherwise on behalf of Company, I use or disclose my own or any third party’s confidential information or intellectual property (or if any Invention cannot be fully made, used, reproduced, distributed and otherwise exploited without using or violating the foregoing), Company will have and I hereby grant Company a perpetual, irrevocable, worldwide, royalty-free, fully paid-up, non-exclusive, sublicensable right and license to exploit and exercise all such confidential information and intellectual property rights.

3. To the extent allowed by law, paragraph 2 includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively “Moral Rights”). To the extent I retain any such Moral Rights under applicable law, I hereby ratify and consent to any action that may be taken with respect to such Moral Rights by or authorized by Company and agree not to assert any Moral Rights with respect thereto. I will confirm any such ratifications, consents and agreements from time to time as requested by Company.

4. I agree that all Inventions and all other business, technical and financial information (including, without limitation, the identity of and information relating to customers or employees) I develop, learn or obtain during the term of my employment that relate to Company or the business or demonstrably anticipated business of Company or that are received by or for Company in confidence, constitute “Proprietary Information.” I will hold in confidence and not disclose or, except within the scope of my employment, use any Proprietary Information. However, I shall not be obligated under this paragraph with respect to information I can document is or becomes readily publicly available without restriction through no fault of mine. Upon termination of my employment, I will promptly return to Company all items containing or embodying Proprietary Information (including all copies), except that I may keep my personal copies of (i) my compensation records, (ii) materials distributed to shareholders generally and (iii) this Agreement. I also recognize and agree that I have no expectation of privacy with respect to Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that my activity and any files or messages on or using any of those systems may be monitored at any time without notice.

5. Until one (1) year after the term of my employment, I will not encourage or solicit any employee or consultant of Company to leave Company for any reason (except for the bona fide firing of Company personnel within the scope of my employment).

6. I agree that during the term of my employment with Company (whether or not during business hours), I will not engage in any activity that is in any way competitive with the business or demonstrably anticipated business of Company, and I will not assist any other person or organization in competing or in preparing to compete with any business or demonstrably anticipated business of Company.

7. I agree that this Agreement is not an employment contract for any particular term and that I have the right to resign and Company has the right to terminate my employment at will, at any time, for any or no reason, with or without cause. In addition, this Agreement does not purport to set forth all of the terms and conditions of my employment, and, as an employee of Company, I have obligations to Company which are not set forth in this Agreement. However, the terms of this Agreement govern over any inconsistent terms and can only be changed by a subsequent written agreement signed by the President of Company.

8. I agree that my obligations under paragraphs 2, 3, 4, 5, 8 and 9 of this Agreement shall continue in effect after termination of my employment, regardless of the reason or reasons for termination, and whether such termination is voluntary or involuntary on my part, and that Company is entitled to communicate my obligations under this Agreement to any future employer or potential employer of mine. My obligations under paragraphs 2, 3, 4, 5, 8 and 9 also shall be binding upon my heirs, executors, assigns, and administrators and shall inure to the benefit of Company, it subsidiaries, successors and assigns.

9. Any dispute in the meaning, effect or validity of this Agreement shall be resolved in accordance with the laws of the State of California without regard to the conflict of laws provisions thereof. I further agree that if one or more provisions of this Agreement are held to be illegal or unenforceable under applicable California law, such illegal or unenforceable portion(s) shall be limited or excluded from this Agreement to the minimum extent required so that this Agreement shall otherwise remain in full force and effect and enforceable in accordance with its terms. This Agreement is fully assignable and transferable by the Company, but any purported assignment or transfer by me is void. I also understand that any breach of this Agreement will cause irreparable harm to Company for which damages would not be an adequate remedy, and, therefore, Company will be entitled to injunctive relief with respect thereto in addition to any other remedies and without any requirement to post bond.

I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY, IN DUPLICATE, WITH THE UNDERSTANDING THAT THE COMPANY WILL RETAIN ONE COUNTERPART AND THE OTHER COUNTERPART WILL BE RETAINED BY ME.

April 6, 2009	Employee /s/ Jeffrey L. Cleland
Signature Jeffrey L. Cleland
Name (Printed)

Accepted and Agreed to:

VERSARTIS, INC.

By	/s/ [Illegible]

APPENDIX A

California Labor Code Section 2870. Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for his employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

APPENDIX B

PRIOR MATTER